News Release Contact: Blair Romero Phone Number: 770-270-7290 Email: blair.romero@opc.com Oglethorpe Power Names Rich Wallen as EVP and Chief Operating Officer Tucker, GA (February 6, 2025) – Oglethorpe Power and its Board of Directors are pleased to announce that Rich Wallen has been named Executive Vice President and Chief Operating Officer, effective March 31, reporting to Oglethorpe Power’s President & CEO, Annalisa Bloodworth. With more than three decades of experience in the energy industry, Wallen’s expertise spans natural gas, hydro, coal and nuclear energy generation, including small nuclear reactors. A veteran of the U.S. Navy, Wallen has held leadership roles at several utilities, including previous experience at Oglethorpe Power, where he served from 2014 to 2017. “I am delighted to welcome Rich back to Oglethorpe Power as our EVP and Chief Operating Officer. Rich is a dynamic, results-driven and innovative leader, and his broad experience uniquely complements Oglethorpe Power’s diverse and growing generation portfolio. Rich’s strong leadership will enhance our operations teams’ efforts to fulfill our core purpose of providing safe, reliable and affordable energy for our members.” Wallen returns to Oglethorpe Power from Grant County Public Utility District in Washington State, where he served as Chief Operating Officer and then CEO and General Manager. During his tenure, Wallen oversaw operations of $2.6 billion in generation assets, established an operational excellence program and enterprise project management office and guided long-term strategies to meet clean energy targets. He served as a board member of multiple trade organizations, including the Public Power Council, Northwest River Partners and the Pacific Northwest Utilities Coordinating Council, and contributed to a steering committee focused on advanced nuclear development. Prior to Grant County Public Utility District, Wallen served in leadership roles at Oglethorpe Power, including Plant Manager of the Thomas A. Smith Energy Facility and Combustion Turbine (CT) Fleet Manager, where he oversaw operations of the company’s CT assets. Wallen also previously held leadership positions with Siemens Energy, Inc., Duke Energy and Dominion Mt. Storm Power Station. He is a veteran of the U.S. Navy, where he served aboard the USS Enterprise (CVN-65) stationed in Norfolk, Virginia, from 1988 to 1999. “It is a privilege to return to Oglethorpe Power and serve Georgia's electric membership cooperatives with the reliable and cost-effective energy millions of Georgians rely on,” said Wallen. “I'm looking forward to guiding the talented and driven operations teams as we tackle the challenges and opportunities of today’s evolving energy industry.” About Oglethorpe Power Oglethorpe Power is among the nation’s largest power supply cooperatives and is one of the largest energy producers in Georgia. With more than $16 billion in assets, Oglethorpe Power owns and operates a diverse portfolio of resources to provide reliable, affordable, safe and environmentally responsible energy to 38 consumer-owned, not-for-profit Electric Membership Cooperatives (EMCs) that provide retail electricity to approximately 4.5 million Georgians. Through its investment in nuclear, natural gas, hydro and coal resources, Oglethorpe Power’s generation fleet has a combined capacity of more than 9,300 megawatts. For more information, visit www.opc.com. ###